 Exhibit 13

FORM OF

SECOND AMENDMENT TO THE

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

THIS SECOND AMENDMENT (the “Amendment”) amends that certain AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT, dated March 1, 2019 (the “Agreement”), between The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc. on behalf of each their respective series, and Hartford Funds Management Company, LLC (the “Adviser”), and is effective as of August 7, 2019 (the “Effective Date”).

WHEREAS, each of the Boards of Directors for each of the above-referenced corporations (collectively, the “Board”) have appointed the Adviser as the investment adviser of the Funds pursuant to an Investment Management Agreement between each Company, on behalf of the Funds, and the Adviser; and

WHEREAS, each Company and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Funds;

NOW, THEREFORE, the parties to the Agreement hereby agree as follows:

1.	Section 1 of the Agreement is amended to reflect that the Adviser’s obligation to waive its management fee and/or reimburse expenses of Hartford Global Impact Fund (the “ Global Impact Fund”), as set forth on Schedule A to the Agreement, shall continue until February 28, 2021.

2.	Effective November 1, 2019, the total net annual operating expense limits for The Hartford Emerging Markets Local Debt Fund (“EM Local Debt Fund”), as reflected on Schedule A of the Agreement, is deleted in its entirety and replaced with the following:

Fund	Total Net Annual Operating Expense Limit (as a percentage of average daily net assets)
The Hartford Emerging Markets Local Debt Fund	Class A	1.18%
	Class C	1.93%
	Class I	0.93%
	Class R3	1.48%
	Class R4	1.18%
	Class R5	0.88%
	Class Y	0.88%
	Class F	0.83%

3.	Section 1 of the Agreement is amended to reflect that the Adviser’s obligation to waive its management fee and/or reimburse expenses of EM Local Debt Fund., as set forth on Schedule A to the Agreement, as amended by Section 2 above of this Amendment, shall commence on November 1, 2019 and shall continue until February 28, 2021.

4.	The Adviser understands and intends that Global Impact Fund and EM Local Debt Fund (each, a “Fund”) will rely on this Amendment: (a) in preparing amendments to the registration statements on Form N-1A and/or Form N-14, as the case may be, and filing such amendments with the U.S. Securities and Exchange Commission; (b) in accruing the Fund’s expenses for purposes of calculating its net asset value per share; (c) reflecting the Fund’s net operating expenses in the Fund’s financial statements and other documents.

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5.	Unless otherwise stated in this Amendment, the changes to the Agreement reflected in this Amendment shall become effective as of the Effective Date.

6.	Except as amended by this Amendment and any previous amendment, the terms of the Agreement remain unchanged and may be further modified only by mutual written agreement of the Adviser and the Board.

7.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THE HARTFORD MUTUAL FUNDS, INC.

Name:
Thomas R. Phillips
Title:	Secretary and Vice President

THE HARTFORD MUTUAL FUNDS II, INC.

Name:
Thomas R. Phillips
Title:	Secretary and Vice President

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

Name:
Gregory A. Frost
Title:	Chief Financial Officer

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